Exhibit 99.1
Date: Dec. 4, 2006
Williams Partners L.P. Announces Equity Offering
     TULSA, Okla. — Williams Partners L.P. (NYSE:WPZ) announced today that it intends to commence an underwritten public offering of 6.9 million common units representing limited partner interests. The offering will be made pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.
     The underwriters have been granted a 30-day option to purchase up to an additional 1.035 million common units to cover over-allotments, if any.
     Williams Partners plans to use the net proceeds of the offering to fund a portion of the cash consideration for its planned $1.223 billion acquisition from Williams (NYSE:WMB) of the remaining 74.9 percent interest in Williams Four Corners LLC that the partnership does not own. The acquisition, subject to standard closing conditions, is expected to close in mid-December.
     Williams Partners previously acquired a 25.1 percent interest in Four Corners from Williams for $360 million in June 2006. Four Corners owns certain natural gas gathering, processing and treating assets in the San Juan Basin in Colorado and New Mexico.
     Lehman Brothers Inc. and Citigroup Global Markets Inc. are the joint book-running managers for the offering. In addition, Merrill Lynch; Wachovia Capital Markets, LLC; Morgan Stanley; UBS Investment Bank; A.G. Edwards & Sons, Inc.; Raymond James & Associates, Inc.; RBC Capital Markets Corporation; and Stifel, Nicolaus & Company will act as co-managers for the offering.
     A copy of the preliminary prospectus supplement and related base prospectus associated with this offering may be obtained from any of the underwriters, including Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY, 11717, fax (631) 254-7268, e-mail Monica_Castillo@adp.com; or Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, NY, 11220, phone (800) 831-9146.
     This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com.

Contact:	Jeff Pounds Williams (media relations) (918) 573-3332 Sharna Reingold Williams (investor relations) (918) 573-2078
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This press release may include “forward-looking statements” as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in the Partnership’s annual and quarterly reports filed with the Securities and Exchange Commission.